UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 10, 2009

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	001-09764	11-2534306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Atlantic Street, Suite 1500
Stamford, CT 06901
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 328-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 10, 2009, Harman International Industries, Incorporated (the “Company”) drew down $100 million in principal amount, and on March 13, 2009 the Company drew down $40 million in principal amount, under its $300 million revolving bank credit facility.  In light of current uncertainty in the credit markets and continued weakness in the global automotive industry, the Company believes it is prudent to take this step to increase its cash position and afford it additional financial flexibility.  The Company plans to use the funds for general corporate purposes.

The credit facility was established pursuant to the Amended and Restated Multi-Currency, Multi-Option Credit Agreement, dated as of June 22, 2006, by and among the Company, Harman Holding GmbH & Co. KG, the financial institutions party thereto, JPMorgan Chase Bank, N.A., as the administrative agent, J.P. Morgan Securities Inc., as the arranger, and HSBC Bank USA, National Association, Bayerische Hypo – Und Vereinsbank AG, New York Branch, and Bank of Tokyo – Mitsubishi Trust Company, as syndication agents (the “Credit Agreement”).  These revolving loans will mature on June 28, 2010.  Subsequent to the borrowings described above, the outstanding balance of the credit facility is approximately $296 million, including $290 million outstanding in loans and approximately $6 million in outstanding letters of credit.

A description of the terms of the credit facility and a copy of the Credit Agreement were provided in the Company’s Current Report on Form 8-K filed with the SEC on June 26, 2006, and are hereby incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ Todd A. Suko
Todd A. Suko
Vice President, General Counsel and Secretary

Date:  March 13, 2009